As filed with the Securities and Exchange Commission on March 13, 2020
Registration No. 333-235855

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
TO FORM S-4 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
CLEVELAND-CLIFFS INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1464672
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
200 Public Square, Suite 3300, Cleveland, Ohio	44114-2315
(Address of Principal Executive Offices)	(Zip Code)

CLIFFS NATURAL RESOURCES INC.
AMENDED AND RESTATED 2015 EQUITY AND INCENTIVE COMPENSATION PLAN
(Full Title of the Plan)
________________________

James D. Graham, Esq.
Executive Vice President, Chief Legal Officer & Secretary
Cleveland-Cliffs Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114-2315
(Name and address of agent for service)
(216) 694-5700
(Telephone Number, including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, par value $0.125 per share	5,671,990	N/A	N/A	N/A

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) to the Registration Statement on Form S-4 (File No. 333-235855) (as amended prior to the date hereof, the “Form S-4”) also covers such additional common shares, par value $0.125 per share (“Common Shares”), of Cleveland-Cliffs Inc. (the “Registrant”) as may become issuable pursuant to the anti-dilution provisions of the Cliffs Natural Resources Inc. Amended and Restated 2015 Equity and Incentive Compensation Plan (the “Plan”) covered by this Registration Statement.

(2)
Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the registration of 133,135,043 Common Shares pursuant to the Form S-4. Accordingly, no additional filing fee is required.

EXPLANATORY NOTE

The Registrant (formerly known as Cliffs Natural Resources Inc.) hereby amends the Form S-4 by filing this Registration Statement relating to 5,671,990 Common Shares issuable upon the vesting, settlement or exercise of equity awards granted under the Plan in conversion of awards previously granted under the equity compensation plans of AK Steel Holding Corporation (“AK Steel”). All such Common Shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.
On March 10, 2020, shareholders of the Registrant and stockholders of AK Steel approved the Agreement and Plan of Merger among AK Steel, the Registrant and Pepper Merger Sub Inc. (“Merger Sub”), dated as of December 2, 2019 (the “Merger Agreement”), and the transactions contemplated by the Merger Agreement (the “Merger”). Pursuant to the Merger Agreement, (1) Merger Sub will merge with and into AK Steel, and AK Steel will survive the Merger and become a direct, wholly owned subsidiary of the Registrant, and (2) each share of common stock, par value $0.01 per share, of AK Steel (“AK Steel Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than AK Steel Restricted Shares (as defined below) and any shares of AK Steel Common Stock owned by the Registrant, Merger Sub or AK Steel, unless held on behalf of third parties) will be converted into the right to receive 0.400 Common Shares, and, if applicable, cash in lieu of any fractional Common Shares. More details regarding the Merger are provided in the Form S-4.
Holders of options to purchase AK Steel Common Stock that were granted under an AK Steel Stock Incentive Plan (as defined below) other than the AK Steel Holding Corporation 2019 Omnibus Supplemental Incentive Plan and the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of May 26, 2016) (“Pre-2016 Options”), will have the right, no later than one day prior to the date of the closing of the Merger, to elect to have their Pre-2016 Options cancelled in exchange for a cash payment calculated as described in the Merger Agreement. Each Pre-2016 Option for which a holder makes an election to receive a cash payment as described in this paragraph is referred to as a “Cash-Out Option.”
At the effective time of the Merger, each outstanding equity award granted under the AK Steel Holding Corporation 2019 Omnibus Supplemental Incentive Plan, the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of May 26, 2016), the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of July 23, 2015), the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of March 20, 2014), or the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of March 18, 2010) (collectively, the “AK Steel Stock Incentive Plans”), other than the Cash-Out Options, will be converted into a corresponding award under the Plan with respect to Common Shares, as follows, in each case as further described in the Merger Agreement and in the Form S-4:

•
each outstanding option to purchase AK Steel Common Stock that is not a Cash-Out Option, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, be converted into an option to acquire a number of Common Shares (rounded down to the nearest whole number) equal to (1) the number of shares of AK Steel Common Stock subject to such AK Steel option immediately prior to the effective time of the Merger multiplied by (2) 0.400, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of AK Steel Common Stock of such AK Steel option immediately prior to the effective time of the Merger divided by (B) 0.400;

•
each outstanding restricted stock unit in respect of AK Steel Common Stock with only time-based vesting requirements (“AK Steel RSU”), whether vested or unvested, will, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit denominated in Common Shares relating to the number of Common Shares (rounded down to the nearest whole number) equal to (1) the number of shares of AK Steel Common Stock subject to such AK Steel RSU immediately prior to the effective time of the Merger multiplied by (2) 0.400;

•
each outstanding performance share award in respect of AK Steel Common Stock with any performance-based vesting requirements (“AK Steel PSA”) will, automatically and without any action on the part of the holder thereof, be converted into a performance share award denominated in Common Shares relating to the number of Common Shares (rounded down to the nearest whole number) equal to (1) the number of shares of AK Steel Common Stock that would have been issued under such AK Steel PSA at the achievement of target performance, multiplied by (2) 0.400. The performance goals applicable to each AK Steel PSA will be adjusted by the Management Development and Compensation Committee of the AK Steel board of directors, as mutually determined by the Registrant and AK Steel, to take into account the transactions contemplated by the Merger Agreement, which shall include the same opportunity to earn the maximum percentage of performance shares as under the AK Steel PSA award agreement immediately prior to the effective time of the Merger; and

•
each outstanding share of AK Steel Common Stock that is subject to vesting, repurchase, or other lapse restrictions (“AK Steel Restricted Share”) will, automatically and without any action on the part of the holder thereof, be converted into restricted shares denominated in Common Shares relating to the number of Common Shares (rounded down to the nearest whole number) equal to (1) the number of AK Steel Restricted Shares held by a holder, multiplied by (2) 0.400.

In general, and except as described above, following the effective time of the Merger, each such converted AK Steel equity award will continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable to such AK Steel equity award immediately prior to the effective time of the Merger.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated into this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (Commission File No. 001-08944), filed with the Commission on February 20, 2020;

(b)	the Registrant’s Current Reports on Form 8-K (Commission File No. 001-08944) filed with the Commission on February 26, 2020 (two reports), March 2, 2020, March 3, 2020 and March 10, 2020; and

(c)
the description of Common Shares contained in exhibit 4.16 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Commission on February 20, 2020, which updated the description thereof contained in the Current Report on Form 8-K/A filed on May 21, 2008, and any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Ohio.
The Registrant will indemnify, to the full extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise; provided, however, that the Registrant will indemnify any such agent (as opposed to any director, officer or employee) of the Registrant to an extent greater than required by law only if and to the extent that the directors may, in their discretion, so determine. The indemnification the Registrant gives will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Registrant’s

Third Amended Articles of Incorporation, as amended, or any agreement, vote of shareholders or of disinterested directors or otherwise, both as to action in official capacities and as to action in another capacity while such person is a director, officer, employee or agent, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.
The Registrant may, to the full extent permitted by law and authorized by the directors, purchase and maintain insurance on behalf of any persons described in the paragraph above against any liability asserted against and incurred by any such person in any such capacity, or arising out of the status as such, whether or not the Registrant would have the power to indemnify such person against such liability. The Registrant has purchased and currently maintains, at its expense, directors’ and officers’ liability insurance, providing coverage, within certain limits, for liabilities that may be incurred by its directors and officers in their capacities as such.
Under the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Revised Code does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.
The Ohio Revised Code does not authorize indemnification to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.
Under the Ohio Revised Code, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.
In the Merger Agreement, the Registrant has agreed, in addition to its existing indemnification obligations under the Third Amended Articles of Incorporation, as amended, for a period of six years from and after the effective time of the Merger, that the Registrant will and will cause the surviving corporation to indemnify and hold harmless (and subject to certain conditions to provide advancement of expenses to) each present and former director and officer of AK Steel and its subsidiaries and each other person or entity who, at the request or for the benefit of AK Steel or any of its subsidiaries, is or was previously serving as a director or officer or fiduciary of any other person or entity (determined at the effective time of the Merger), from and against any costs or expenses, judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the Merger, to the fullest extent that AK Steel or the applicable subsidiary of AK Steel would have been permitted under Delaware law and under its certificate of incorporation or by-laws or other governing documents in effect on December 2, 2019, to indemnify such person. All rights to indemnification with respect to any claim, action, suit, proceeding or investigation, to the extent such claim has been asserted prior to the sixth anniversary of the effective time of the Merger, will continue until the disposition or resolution of the matter. From and after the effective time of the Merger for a period of six years, the parties to the Merger Agreement have also agreed that the surviving corporation’s certificate of incorporation and by-laws (or in such documents of any successor to the business of the surviving corporation), as applicable, will include provisions regarding the elimination of liability of directors; the indemnification of officers, directors, employees, fiduciaries and agents; and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the organizational documents of AK Steel in effect on December 2, 2019. The Merger Agreement also requires that prior to the effective time of the Merger, either the Registrant or AK Steel will obtain and fully pay for a six-year “tail” insurance policy with benefits and levels of coverage no less favorable in any material respect to the persons entitled to indemnification under the Merger Agreement than AK Steel’s existing policies, subject to a premium cap. If the Registrant, AK Steel and the surviving corporation fail to obtain such “tail” insurance policies as of the effective time of the Merger, the surviving corporation in the Merger will (and the Registrant will cause the surviving corporation to) continue to maintain in effect for a period of at least six years from and after the effective time of the Merger the directors’ and officers’ liability insurance coverage that AK Steel had in place as of December 2, 2019, with benefits and levels of coverage no less favorable in any material respect to the indemnified parties than that provided in AK Steel’s existing policies as of December 2, 2019, subject to a premium cap. The indemnified persons described in this paragraph will have the right to enforce the provisions of the Merger Agreement relating to their indemnification, and the indemnification rights provided for in the Merger Agreement will survive the consummation of the Merger.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1
Third Amended Articles of Incorporation of the Registrant, as filed with the Secretary of State of the State of Ohio on May 13, 2013 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on May 13, 2013 and incorporated herein by reference)

4.2
Certificate of Amendment to Third Amended Articles of Incorporation of the Registrant as filed with the Secretary of State of the State of Ohio on April 26, 2017 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on April 27, 2017 and incorporated herein by reference)

4.3
Certificate of Amendment to Third Amended Articles of Incorporation of the Registrant, as amended, as filed with the Secretary of State of the State of Ohio on August 15, 2017 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on August 17, 2017 and incorporated herein by reference)

4.4	Regulations of the Registrant (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and incorporated herein by reference)
4.5
Cliffs Natural Resources Inc. Amended and Restated 2015 Equity and Incentive Compensation Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on April 27, 2017 and incorporated herein by reference)

5.1	Opinion of Jones Day
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Jones Day (included in Exhibit 5.1)
24.1	Power of Attorney
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 13th day of March, 2020.

CLEVELAND-CLIFFS INC.

By:	/s/ James D. Graham
James D. Graham Executive Vice President, Chief Legal Officer and Secretary
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Lourenco Goncalves	Date: March 13, 2020
Lourenco Goncalves
Chairman, President and Chief Executive Officer (principal executive officer) and Director
/s/ Keith A. Koci	Date: March 13, 2020
Keith A. Koci
Executive Vice President, Chief Financial Officer (principal financial officer)
/s/ R. Christopher Cebula	Date: March 13, 2020
R. Christopher Cebula
Vice President, Corporate Controller & Chief Accounting Officer (principal accounting officer)
Date: March 13, 2020
Douglas Taylor
Director
*	Date: March 13, 2020
John T. Baldwin
Director
*	Date: March 13, 2020
Robert P. Fisher, Jr.
Director
*	Date: March 13, 2020
Susan M. Green
Director
*	Date: March 13, 2020
M. Ann Harlan
Director

*	Date: March 13, 2020
Janet L. Miller
Director
Date: March 13, 2020
Joseph A. Rutkowski, Jr.
Director
*	Date: March 13, 2020
Eric M. Rychel
Director
Date: March 13, 2020
Michael D. Siegal
Director
*	Date: March 13, 2020
Gabriel Stoliar
Director

*
This Registration Statement has been signed on behalf of the above officers and directors by James D. Graham, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

Date:	March 13, 2020	By:	/s/ James D. Graham
James D. Graham
Attorney-in-Fact